Exhibit 3.12

Name Searched:	JBI, Inc.

Request:	Filing Withdrawal/Cancellation

Jurisdiction:	Nevada - Secretary of State

Thru Date:	06/03/2014

Results:	See Attached

Reasonable care is exercised in the completion of all requests, however, as the responsibility for the accuracy of the public records rests with the filing officer, we accept no liability for the report contained herein.

STATE OF NEVADA

ROSS MILLER Secretary of State	OFFICE OF THE SECRETARY OF STATE	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

Certified Copy

June 3, 2014

Job Number:                     C20140603-1373
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20140406901-17	Withdrawal of Designation	1 Pages/1 Copies
Respectfully,
/s/ Ross Miller
ROSS MILLER Secretary of State
Certified By: Nita Hibshman
Certificate Number: C20140603-1373
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number
20140406901-17
Certificate of Withdrawal of		Filing Date and Time
Certificate of Designation		06/03/2014 9:25 AM
(PURSUANT TO NRS 78.1955(6))		Entity Number
E0301232006-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

JBI, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the form, terms and conditions of the Certificate of Withdrawal of the Certificate of Designation of Series A Super Preferred Voting Stock of the Corporation, as previously circulated to the Board of Directors (the “Certificate of Withdrawal”), pursuant to which the one million (1,000,000) shares of Series A Super Voting Preferred Stock, $0.001 par value per share (the “Series A Stock”), shall be withdrawn, be, and they hereby are, authorized, ratified and approved; and it is further

RESOLVED, that the authorized officers of the Corporation be, and each hereby is, authorized and directed to file the Certificate of Withdrawal with the Secretary of State of the State of Nevada and to take such other actions as are necessary, appropriate, or advisable in connection therewith; and it is further

RESOLVED, that following the filing of the Certificate of Withdrawal with the Secretary of the State of the State of Nevada, the Corporation will no longer be authorized to issue the Series A Stock.

3.  No shares of the class or series of stock being withdrawn are outstanding.

4.  Signature: (required)

X	/s/ Richard Heddle, CEO
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Withdrawal of Designation
This form must be accompanied by appropriate fees.	Revised: 3-12-09